                                                                   Exhibit 23(b)



CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement of The Reynolds and Reynolds Company on Form S-3 of our report dated November 15, 1993, which includes an explanatory paragraph concerning a change in the method of accounting for post-retirement benefits other than pensions in 1993 and a change in the method of accounting for income taxes in 1992, appearing in the Annual Report on Form 10-K of The Reynolds and Reynolds Company for the year ended September 30, 1993 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE


Dayton, Ohio
January 10, 1993